                                                                  EXHIBIT 10.44


ROBERT S. MUELLER, III   (CSBN 59775)
United States Attorney

DAVID SHAPIRO     (NYSBN            )
Chief, Criminal Division

GEORGE D. HARDY   (CSBN 86037)
Special Assistant U.S. Attorney

Attorneys for Plaintiff
UNITED STATES OF AMERICA






                          UNITED STATES DISTRICT COURT

                         NORTHERN DISTRICT OF CALIFORNIA



UNITED STATES OF AMERICA,                   )                 NO. CR.
                                                              )
                           Plaintiff,       )                 PLEA AGREEMENT
                                                              )
         v.                                                   )
                                                              )
BEVERLY ENTERPRISES-CALIFORNIA, INC.        )
                                                              )
                           Defendant.                         )

-----------------------------------------   )



     Defendant BEVERLY ENTERPRISES--CALIFORNIA, INC. ("BEVERLY-CALIFORNIA"), a California corporation, by and through its counsel of record, as ratified by its Board of Directors, enters into this Plea Agreement with the United States Department of Justice, by the United States Attorney's Office for the Northern District of California (the "United States"), pursuant to Rule 11(e)(1)(C) of the Federal Rules of Criminal Procedure. This Agreement binds only the United States, as defined herein, not any state or local prosecuting authorities.

     DEFENDANT'S PLEA

     1. BEVERLY-CALIFORNIA agrees to waive indictment and plead guilty to an information charging it with one count of wire fraud, in violation of 18 U.S.C. Section 1343, and ten counts of making false statements to Medicare, in violation of 18 U.S.C. Section 1001.

     THE NATURE OF THE OFFENSES

     2. BEVERLY-CALIFORNIA understands that at any trial the government would be required to prove the following elements of the offenses to which it is pleading guilty:

A.   Wire Fraud-Count One

B. a. BEVERLY-CALIFORNIA devised and intended to devise a scheme to defraud the United States and to obtain money from the Medicare program by means of false and fraudulent pretenses and representations.

C. b. It was a part of the scheme that BEVERLY-CALIFORNIA would and did defraud the United States of its right to have the Medicare program administered honestly and free from deceit and fraud and to have the federal funds therein disbursed in accordance with the laws of the United States.

D. c. It was a further part of the scheme that BEVERLY-CALIFORNIA would and did submit Medicare cost reports to its fiscal intermediary for the Medicare program that contained false and fictitious statements relating to nursing service costs.

E. d. For the purpose of executing the scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses and representations, BEVERLY-CALIFORNIA did transmit and cause to be transmitted by means of wire communication in interstate commerce, cost reports for nursing homes, which contained false and fictitious statements relating to nursing service costs.

F.   False Statements to Government-Counts Two through Eleven

G. a. BEVERLY-CALIFORNIA knowingly created and used documents, namely, Medicare cost reports, knowing that those reports contained materially false, fictitious, and fraudulent statements and entries relating to nursing service costs.

H. b. On or about May 27, 1997, BEVERLY-CALIFORNIA submitted ten such cost reports to its fiscal intermediary for the purpose of obtaining payment of those costs by Medicare.

I. c. BEVERLY-CALIFORNIA's claim for payment from Medicare was a matter within the jurisdiction of the executive branch of the Government of the United States.

J.   THE MAXIMUM STATUTORY PENALTIES

K. 3. BEVERLY-CALIFORNIA understands that the maximum statutory penalties for each count to which it is pleading guilty are:

B.            Wire Fraud

         a.   Five years' probation;

         b. Fine of the greater of $500,000 or twice the pecuniary gain from the offense;

         c. Mandatory special assessment of $400 per count, which is to be paid at the time of sentencing;

         d.   Restitution as ordered by the Court.

B.            False Statements to Government

         a.   Five years' probation;

         b. Fine of the greater of $500,000 or twice the pecuniary gain from the offense;

         c. Mandatory special assessment of $400 per count, which is to be paid at the time of sentencing;

         d.   Restitution as ordered by the Court.

     FACTUAL BASIS

     4. BEVERLY-CALIFORNIA is guilty of the offenses to which it will plead guilty, including all of the elements as set forth in Paragraph 2 above. BEVERLY-CALIFORNIA agrees that the following facts are true:

          a. BEVERLY-CALIFORNIA is a wholly-owned subsidiary of Beverly Health and Rehabilitation Services, Inc., which is itself a subsidiary of Beverly Enterprises, Inc., a Delaware corporation headquartered in Ft. Smith, Arkansas ("Beverly Enterprises"). Beverly Enterprises is the largest nursing home chain in the United States and through various subsidiaries owns and operates homes in 32 states. BEVERLY-CALIFORNIA is one such subsidiary.

          b. Nursing homes provide a variety of nursing, therapeutic and custodial services, typically to patients who because of their physical conditions are unable to remain at their homes or in acute care hospitals. Nursing homes are compensated for providing these services in a variety of ways, including cash, private insurance, and public insurance, such as the Medicare Program.


          c. Nursing homes employ Registered Nurses, Licensed Vocational Nurses, and Certified Nurses Aides, among other personnel, in providing services to patients. Salaries paid to these nurses represent the single most expensive cost of operating a nursing home.

THE MEDICARE PROGRAM

          d. The Social Security Act (Title 42, United States Code, Section 1395, et seq.), which established the Medicare Program, provides that participating nursing home operators can be reimbursed certain costs. Medicare is not designed, however, to pay for the long-term care of nursing home patients. Rather, it is intended for Medicare-eligible patients who need follow-up skilled nursing care following a hospital stay. The benefits last for a maximum of 100 days. If a nursing home patient requires nursing care for more than 100 days and is unable to pay, reimbursement generally is made by Medicaid, a joint federal-state insurance program. The reimbursement rates paid by Medicaid are significantly less than those paid by Medicare.

          e. Many nursing homes care for Medicare, Medicaid and other patients. A facility seeking reimbursement from the Medicare program must demonstrate that the system it employs for recording and accumulating the number of hours of nursing services is capable of audit and equitably allocates the nursing service costs between the Medicare part and non-Medicare parts of the facility.

          f. There are two generally accepted methods for allocating nursing service costs between the Medicare and non-Medicare parts of a facility. One is the "actual time basis," under which the actual number of hours of nursing service provided for each part of the facility is the basis for allocation of nursing service costs. The other is the "average cost per diem basis," under which total nursing service costs for the entire facility are divided by the total patient days for the entire facility to arrive at an average nursing service cost per diem. This average nursing service cost per diem is then multiplied by the number of patient days in the Medicare part of the facility to determine the nursing service costs that may be allocated to the Medicare program.

COST REPORTING

          g. Medicare funds generally are distributed to nursing homes through "fiscal intermediaries"; that is, private insurance companies that have a contract with the government to administer a Medicare program. At all times pertinent, the "fiscal intermediary" for BEVERLY-CALIFORNIA was Aetna Insurance Company (Aetna) or Blue Cross of California (Blue Cross).

          h. Nursing homes participating in the Medicare program generally are required to submit annual

Medicare cost reports describing costs relating to health care services rendered to Medicare beneficiaries. In the meantime, in order to maintain its operations during the year, the nursing home bills the Medicare program through the fiscal intermediary. The fiscal intermediary processes the bills and makes interim payments to the nursing home that are calculated to approximate costs. At the end of the nursing home's accounting year, the interim payments received by the nursing home are compared to the costs reported in the annual cost report. If the nursing home has incurred costs greater than the total of the interim payments, then it receives the difference from the fiscal intermediary. If the nursing home has incurred costs less than the total of the interim payments, then the nursing home is required to pay the difference to the fiscal intermediary.

SCHEME TO DEFRAUD

          i. Beginning in approximately 1992 and continuing through 1998, the defendant BEVERLY-CALIFORNIA participated in a scheme to defraud the Medicare program and to obtain money by means of false and fraudulent representations, that is, by filing annual Medicare cost reports that contained fabricated nursing services costs. Specifically, BEVERLY-CALIFORNIA calculated its Medicare nursing costs based not on actual time or average per diem Medicare nursing costs, but according to prescribed ratios or other calculations designed to enable BEVERLY-CALIFORNIA to approach or surpass targeted revenue levels and budgeted profit.

          j. In order to conceal the fraudulent nature of its Medicare cost reports, and to create "back-up" documentation for the fabricated costs, BEVERLY-CALIFORNIA manufactured and altered documents to make it appear that nurses were devoting significantly more time to Medicare patients than they actually were. Among the fabricated documents were phony nursing "sign-in sheets" that purported to record hours worked by particular nurses on particular dates and times.

          k. For the purpose of executing the scheme and artifice to defraud and to obtain money by means of false and fraudulent pretenses and representations, on or about May 27, 1997, defendant BEVERLY-CALIFORNIA did transmit and cause to be transmitted by means of wire communication in interstate commerce Medicare cost reports containing fabricated and inflated costs for direct nursing services provided at BEVERLY-CALIFORNIA nursing homes.

          l. On or about May 27, 1997, BEVERLY-CALIFORNIA submitted ten cost reports for the purpose of obtaining payment of those costs by Medicare, knowing that those cost reports contained materially false statements and entries, a matter within the jurisdiction of the executive branch of the Government of the United States.

     WAIVER OF RIGHTS

     5. BEVERLY-CALIFORNIA understands and agrees that by pleading guilty it is giving up the following rights which it would have if the case went to trial:

               a. the rights to plead not guilty, to be presumed innocent, and to require the government to prove all of the elements of the crimes beyond a reasonable doubt;

               b. the right to a speedy and public jury trial with the assistance of an attorney;

               c.   the right to a unanimous jury verdict;

               d. the right to confront and cross-examine government witnesses;

               e. the right to present evidence and/or witnesses on its own behalf, and to compulsory process;

               f. the right not to present evidence or have adverse inferences drawn if it did not do so;

               g. the rights to pursue any affirmative defenses, Fourth or Fifth Amendment claims, or any other claims presented or that could be presented in any pretrial or post-trial motion;

               h. the rights to both appeal and collaterally attack, the guilty plea, the judgment of guilt, orders of the Court, and any part of the sentence imposed by the Court;

               i. the right to be indicted by a grand jury for the felony charge to which it is pleading guilty; and

               j. the right to challenge venue in the Northern District of California.

     SENTENCING PROCEDURES AND FACTORS

     6. If acceptable to the Court, the parties agree that sentence should be imposed on the date of the plea and without a presentence investigation and report, in accordance with Rule 32(b)(1)(A) of the Federal Rules of Criminal Procedure.

     7. BEVERLY-CALIFORNIA understands that, notwithstanding Paragraph 6 and Paragraph 9 below, its sentencing is governed by the United States Sentencing Guidelines.

     8. The parties agree to the following Sentencing Guideline calculations (pursuant to the November 1, 1998 revision of the Sentencing Guidelines):

          a. Pursuant to U.S.S.G. Sections 8C2.1 and 8C2.4(a)(2), and U.S.S.G. Section 2F1.1, the base offense level is 21.

          b. Pursuant to U.S.S.G. Sections 8C2.1 and 8C2.4(a)(2), and U.S.S.G. Section 2F1.1, since the offense involved more than minimal planning, the adjusted offense level is 23.

          c. Pursuant to U.S.S.G. Section 8C2.5(a), and (b)(3), the culpability score is 8.

          d. Pursuant to U.S.S.G. Section 8C2.5(g)(3), the final culpability score is 7.

          e.   Pursuant to U.S.S.G. Section 8C2.6, the minimum multiplier is
1.40 and the maximum multiplier is 2.80.

          f. Pursuant to U.S.S.G. Section 8C2.7, the Guidelines fine range falls between a minimum of $2,240,000 and a maximum of $4,480,000.

     9. Pursuant to Rule 11(e)(1)(C) of the Federal Rules of Criminal Procedure, the parties agree that an appropriate disposition of this case is that BEVERLY-CALIFORNIA receive the following sentence:

          a.   BEVERLY-CALIFORNIA will not be placed on probation.

          b. BEVERLY-CALIFORNIA will pay a criminal fine of $5,000,000. BEVERLY-CALIFORNIA recognizes that this amount represents an upward departure from the applicable guidelines range. BEVERLY-CALIFORNIA consents to the upward departure.

          c.   BEVERLY-CALIFORNIA will pay a special assessment of $4400.

          d. BEVERLY-CALIFORNIA will not be required to pay restitution as part of its criminal sentence.

     10. BEVERLY-CALIFORNIA understands that both the United States and BEVERLY-CALIFORNIA retain the right to withdraw from the Agreement, and this Agreement will be null and void, if the Court rejects the Agreement and refuses to be bound by the sentence agreed to in Paragraph 9. In addition, the United States retains the right to withdraw from this Agreement if Beverly Enterprises fails to execute the agreements set forth in paragraphs 12 and 13 within 30 days of the date this agreement is executed.

     11. The amount listed in Paragraph 9(b) shall be paid to the Financial Litigation Unit, United States

Attorney's Office, Northern District of California, by FEDWIRE. Payment shall be made on or before the next business day following the date of sentence.

     12. Beverly Enterprises will execute a civil settlement agreement with the United States relating to this and additional conduct. Under the terms of that agreement, Beverly Enterprises will pay the United States the amount of $170,000,000.

     13. Beverly Enterprises will enter a corporate compliance agreement with the Department of Health and Human Services, Office of Inspector General.

     14. BEVERLY-CALIFORNIA understands and agrees that, should it withdraw its plea in accordance with Paragraph 10, it may thereafter be prosecuted for any criminal violation of which the government has knowledge, notwithstanding the expiration of any applicable statute of limitations following the signing of this agreement. BEVERLY-CALIFORNIA agrees that it will not raise the expiration of any statute of limitations as a defense to any such prosecution.

     15. BEVERLY-CALIFORNIA understands that this agreement does not bind the Internal Revenue Service ("IRS"). Further, BEVERLY-CALIFORNIA understands that the United States takes no position as to the proper tax treatment of any of the payments made by BEVERLY-CALIFORNIA pursuant to this Plea Agreement, or payments by Beverly Enterprises pursuant to the Civil Settlement Agreement.

     THE  UNITED STATES' COMMITMENT

     16. In exchange for BEVERLY-CALIFORNIA's guilty plea and its performance of its other obligations under this Agreement as set forth above, as well as Beverly Enterprises' execution of the Civil Settlement Agreement and the Corporate Compliance Agreement, the United States agrees to do the following:

          a. It will not file any other criminal charges against BEVERLY-CALIFORNIA, its parent corporation, or any affiliated corporations, including Beverly Enterprises, for offenses relating to the allocation of direct nursing service costs in Medicare cost reports filed for the years 1992 to 1998; and,

          b. It will agree, pursuant to Rule 11(e)(1)(C), to the sentence set forth in Paragraph 9 above.

     MODIFICATION OF PLEA AGREEMENT

     17. This Agreement sets forth all the terms of the plea agreement between BEVERLY-CALIFORNIA and the United States. BEVERLY-CALIFORNIA understands that no modifications of or additions to this Agreement shall be valid unless they are in writing and signed by the United States, BEVERLY-CALIFORNIA's attorney, and a duly authorized representative of BEVERLY-CALIFORNIA.

     STATEMENT BY BEVERLY-CALIFORNIA -- KNOWING AND VOLUNTARY PLEA This Agreement has been authorized, following consultation with counsel, by the BEVERLY-CALIFORNIA Board of Directors, by corporate resolution dated October ___, 1999. A certified copy of the corporate resolution is attached as Exhibit A to this agreement and incorporated herein. Except as set forth in this plea agreement, BEVERLY-CALIFORNIA has received no promises or inducements to enter its guilty plea, nor has anyone threatened BEVERLY-CALIFORNIA or any other person to cause it to enter its guilty plea.

Dated:    October ___, 1999

                                             David Banks
------------------------------------------
                                             On behalf of   BEVERLY-CALIFORNIA


     DEFENSE COUNSEL AFFIRMATION -- KNOWING AND VOLUNTARY PLEA

     We have discussed with and fully explained to BEVERLY-CALIFORNIA: the facts and circumstances of the case; all rights with respect to the offense charged in the Information; possible defenses to the offense charged in the Information; all rights with respect to the Sentencing Guidelines; and all of the consequences of entering into this plea agreement and entering guilty pleas. We have reviewed the entire plea agreement with our client, through its authorized representatives. In our judgment, BEVERLY-CALIFORNIA, through its authorized representatives, understands the terms and conditions of the plea agreement, and we believe BEVERLY-CALIFORNIA's decision to sign the agreement is knowing and voluntary. BEVERLY-CALIFORNIA's execution of and entry into the plea agreement is done with our consent.

DATED:   October ___, 1999
                                                     ---------------------------
                                                     Mark J. Biros
                                                     PROSKAUER ROSE, LLP

DATED:   October ___, 1999
                                                     Griffin B. Bell
                                                     Joseph Sedwick Sollers, III
                                                     KING & SPALDING


                                                     Counsel for Defendant
                                                     BEVERLY-CALIFORNIA

         UNITED STATES' SIGNATURE


DATED: October ___, 1999                         ROBERT S. MUELLER, III
                                                 United States Attorney


                                                 -------------------------------
                                                 GEORGE D. HARDY
                                                 Special Assistant U.S. Attorney